Exhibit 10.8

eXp World Holdings, Inc.

Meeting Minutes

December 17, 2020

Call to order

Glenn Sanford called to order the regular meeting of the eXp World Holdings, Inc. at 4:00 p.m. EST on December 17, 2020 via the eXp World Platform.

Roll call

James Bramble conducted a roll call. The following persons were present via teleconference:

Board Members

Glenn Sanford, ChairmanJason Gesing

Darren JacklinFee Gentry

Dan CahirGene Frederick

Randall Miles

Executive Leadership

Jeff Whiteside, CFOJames Bramble, Chief Counsel and Corporate Secretary

Observer

Penny Sanford

Welcome and Explanation of Agenda

Jeff Whiteside outlined the agenda topics for the meeting.

Approval of Minutes

Upon a motion duly made, seconded, and unanimously carried the Board approved the minutes for its meetings on October 15, 2020 and November 18, 2020 as well as the Audit Committee meeting on November 2, 2020.

Committee Reports

There were no Committee Reports

Management Reports

Jeff Whiteside discussed financial results and reporting for the company including a review of December 2020, a full 2020 year estimate and expectations for 2021.

Glenn Sanford lead the group in a discussion regarding a potential 2-1 stock split. Mr. Whiteside presented relevant financial modelling. The board tasked Mr. Whiteside and Mr. Bramble with liaising with outside counsel to research and come back to the Board with a proposal.

Mr. Whiteside lead a discussion with the Board regarding the executive management succession plan being developed by eXp. Mr. Whiteside has been working on the plan with Mike Vein. The Board members provided feedback to Mr. Whiteside and asked that he share the plan with them when the draft is finalized.

Board Actions

Upon a motion duly made, seconded and unanimously carried the Board authorized a change to the charter of the Compensation Committee to require that a majority of the members of the Compensation Committee be independent members of the Board. The Board also unanimously voted to ratify the appointment of Dan Cahir to the Compensation Committee.

After consideration and deliberation of financial data and analysis presented by Mr. Whiteside, upon a motion duly made, seconded, and unanimously carried, the Board authorized to continue the buyback program that was previously approved by the Board in 2019 and to increase the total amount of its buyback program $75M to $400. The board also authorized an increase to the previous authorized monthly purchase amount from $3 million per month to any amount required to offset issuances under the Agent Equity Plan and beyond with a limitation that no purchases will be made unless at the time of the purchase the company’s operating cash balance exceeds $100 million.

Adjournment

Glenn Sanford adjourned the meeting.

/s/ James Bramble

James Bramble, Corporate Secretary